Exhibit 99.1

Landry’s Announces Initial Gaming Acquisition With Purchase of Golden Nugget Las Vegas

Company Adds Premier Casino to Restaurant, Hospitality, Entertainment Properties

HOUSTON, Feb. 4 /PRNewswire-FirstCall/ — Landry’s Restaurants, Inc. (NYSE: LNY—News), one of the nation’s largest casual dining and entertainment companies, announced that it will purchase the landmark Golden Nugget Casino in downtown Las Vegas from Poster Financial Group, Inc. for $140 million in cash and the assumption of $155 million of Senior Secured Notes due 2011, as well as certain working capital liabilities.

The acquisition, subject to regulatory approvals, is expected to close during the next twelve months. The Golden Nugget, one of the most recognizable names in gaming, occupies over eight acres in downtown Las Vegas with approximately 40,000 square feet of gaming area. The lavish property also features three towers containing 1,907 rooms, the largest number of guestrooms in downtown Las Vegas, with some of the most dynamic suites in town.

“Landry’s is thrilled to add casino gaming to a varied and diverse collection of entertainment offerings that already includes casual and fine dining, hospitality and aquarium properties,” said Tilman Fertitta, Chairman, President and CEO of Landry’s. “The Golden Nugget is the premier property in downtown Las Vegas, has outstanding brand recognition across the country, and is a perfect fit for us.”

“Landry’s operating skill and steady leadership will help boost the Golden Nugget to a new level of performance and satisfaction,” Fertitta added. “We are pleased to enter the vibrant Las Vegas market, and to incorporate the Golden Nugget Hotel and Casino into our family of entertainment concepts. The Golden Nugget is nationally recognized for its AAA Four Diamond service, excellent facility and strong price value perception. This transaction provides us with a well-recognized brand that can be expanded into other markets. The Las Vegas base provides an extremely strong foundation for our gaming division.”

Chief Financial Officer Rick Liem said, “We believe the property has excellent upside potential and will be accretive to our 2006 earnings.”

Poster Financial Group, Inc. is owned by Timothy Poster and Thomas Breitling, the entrepreneurs who founded the revolutionary travel website Travelscape.com and later sold it to Expedia.

“This sale is designed to capitalize on the tremendous demand for casino properties in Las Vegas and to enhance the ability of our company to participate in various business opportunities,” said Tim Poster, Chairman and Chief Executive Officer of Poster Financial Group. “We are delighted that Landry’s shares our appreciation for the contributions of the Golden Nugget’s employees and customers toward making this property a leader for many years in Las Vegas,” said Poster. “We believe that Landry’s will be a proud guardian of the Golden Nugget brand and will enjoy continued financial success with the property.”

The Golden Nugget casino sports over 1,300 modern slot machines and 50 table games, with popular features including Caribbean Stud Poker, Pai Gow Poker and The Race and Sports Book. A newly-expanded high-limit salon offers an intimate setting with a large variety of games. The hotel boasts a 400-seat showroom featuring stars such as Tony Bennett and Regis Philbin and approximately 30,000 square feet of meeting and banquet facilities, including a 10,000 square-foot glass-enclosed pavilion. The property has undergone $35 million in upgrades and room renovations in the last three years.

The Golden Nugget, one of the most historic casinos in Las Vegas, is ideally located in the midst of the greatest boom that the city has seen since the birth of the world-famous Las Vegas Strip in the 1940s. The current revitalization of downtown Las Vegas puts the Golden Nugget within walking distance of several luxury high-rise developments, the Las Vegas Premium Outlets shopping mall and the upgraded and ever-popular Fremont Street Experience, among many other attractions.

Currently, legendary performer Tony Bennett is serving as the Golden Nugget’s spokesman and “Ambassador of Cool,” with a year-long campaign that includes a 15-show engagement. The Golden Nugget’s revived vintage-Vegas appeal, combined with the extensive renovations to guestrooms, lobby space and gaming areas in the last five years, make it downtown’s leading hospitality and gaming site.

The Golden Nugget was founded in 1946. However, the property truly took off after Steve Wynn purchased a controlling interest in the casino in 1972. During Wynn’s 28-year ownership, which ended with an acquisition by MGM Grand, the Golden Nugget renovated its casino and added three towers, giving it the largest number of guest rooms in downtown Las Vegas.

Wynn’s tenure was marked by glamour and style, with headliner Frank Sinatra helping Willie Nelson inaugurate the Theatre Ballroom in 1984 and high rollers being chauffeured in by jet, helicopter and limousine. The property is a foundation member of the Fremont Street Experience, a five block-long pedestrian mall boasting multi-sensory light shows choreographed to booming symphonic sound. The attraction, which also includes boxing, live music and much more, was founded in 1995 and is now viewed by more than 25,000 visitors per day.

Today, the Golden Nugget features five award-winning restaurants, retail shops, an outdoor pool and a spa and salon, among many other amenities. The concept received its first AAA Four Diamond award for excellence in 1977, and has now received the honor 27 years in a row.

“Steve Wynn’s inimitable style set the standard for personal service that is still the guiding force driving the Golden Nugget today,” said Maurice Wooden, Chief Operating Officer of the Golden Nugget. “The Golden Nugget has an employee tenure averaging more than 10 years and tremendous loyalty from its core customer base.”

Deutsche Bank Securities Inc. served as financial advisor to Landry’s in this transaction.

Landry’s Restaurants, Inc. is one of the nation’s largest and fastest growing casual-dining and entertainment companies. Publicly traded on the New York Stock Exchange, Landry’s owns and operates over 300 restaurants, including Landry’s Seafood House, Joe’s Crab Shack, The Crab House, Rainforest Cafe, Charley’s Crab, Willie G’s Seafood & Steak House, The Chart House

and Saltgrass Steak House. Landry’s also owns several icon developments, including Inn at the Ballpark and the Downtown Aquarium in Houston; Kemah Boardwalk, a magnificent 40-acre, family-oriented themed entertainment destination; and the 17-acre Ocean Journey in Denver. The company employs over 30,000 workers in 36 states. The Company will provide additional information and address questions during its fourth quarter conference call later in February.

This press release contains forward-looking statements within the meaning of the Federal Securities Laws. The forward-looking statements in this press release involve risks and uncertainties which could cause actual results to differ from those expressed or implied by the statements herein. The Company’s ability to successfully complete the offering and other transactions described above, is subject to various risks, many of which are outside of its control, including prevailing conditions in the capital markets and other risks and uncertainties as detailed from time to time in the reports filed by the Company with the Securities and Exchange Commission.